Contact:	Robert Steen
334-636-5424

UNITED SECURITY BANCSHARES, INC. REPORTS 2009 RESULTS

THOMASVILLE, Ala. (February 19, 2010) -- United Security Bancshares, Inc. (Nasdaq: USBI) today reported net income of $4.8 million, or $0.79 per diluted share, for the twelve months ended December 31, 2009, compared with net income of $5.4 million, or $0.89 per diluted share, for the 2008 fiscal year.  Net loss for the fourth quarter of 2009 was ($414,000), or ($0.07) per diluted share, compared with net income of $583,000, or $0.10 per diluted share, for the fourth quarter of 2008.

“United Security was solidly profitable in 2009; however, our earnings were lower than in 2008 due to higher credit costs related to the weak economy,” stated R. Terry Phillips, President and Chief Executive Officer of United Security Bancshares, Inc.  “We remain very proactive in monitoring our loan portfolio to minimize future losses and protect our capital base.”

“We are pleased that United Security and First United Security Bank continue to be rated as ‘well-capitalized,’ the highest regulatory rating.  We achieved this rating without any government loans or backing, and our capital position continues to be much stronger than that of many of our peer banks.  We believe that our strong capital position highlights the safety and soundness of our banking operations,” continued Mr. Phillips.

Twelve Month Results

For the year ended December 31, 2009, net income was $4.8 million, or $0.79 per diluted share, compared with $5.4 million, or $0.89 per diluted share, for the year ended December 31, 2008.

Net interest income was $34.3 million in 2009, compared with $35.2 million in 2008.  The decrease in net interest income was due primarily to a decline in interest earned on loans related to lower average volume and yields compared with 2008.

Provision for loan losses increased to $9.1 million in 2009, or 2.2% annualized of average loans, compared with $8.9 million, or 2.1% annualized of average loans, in 2008.  Net charge-offs totaled $7.6 million in 2009, compared with $8.9 million in 2008.

Non-interest income rose 20.6% to $7.8 million in 2009, compared with $6.5 million in 2008. The increase in non-interest income resulted primarily from $2.7 million in proceeds from the settlement of a lawsuit, which was included in other income, partially offset by lower service charges and fees on deposit accounts and credit life insurance commissions, compared with 2008.

Non-interest expense rose 5.5% to $26.7 million in 2009, compared with $25.3 million in 2008.  The increase was due to higher salary and benefits, FDIC insurance and assessment costs, partially offset by lower legal expenses.

Shareholders’ equity totaled $81.5 million, or book value of $13.54 per share, as of December 31, 2009.  Return on average assets as of December 31, 2009 was 0.70%, and return on average equity was 5.90%.

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USBI Reports 2009 Results

February 19, 2010

Fourth Quarter Results

United Security reported a net loss of ($414,000), or ($0.07) per diluted share, for the fourth quarter of 2009, compared with net income of $583,000, or $0.10 per diluted share, for the fourth quarter of 2008.

“United Security’s fourth quarter loss was due primarily to an increase in the provision for loan losses to account for a higher level of charge-offs and the strengthening of our allowance for loan losses,” stated Mr. Phillips.  “In our year-end review of our loan portfolio, we tightened our criteria for grading loans in light of the heightened regulatory scrutiny in the current environment and the prolonged weakness in the economy.  We added $2.0 million to our allowance for loan losses in the fourth quarter based on our year-end reviews. We believe that our conservative approach in building our reserves was warranted in light of the economy’s impact on real estate values and our concentration of real estate loans.”

Interest income totaled $11.8 million in the fourth quarter of 2009, compared with $12.7 million in the fourth quarter of 2008.  The decrease in interest income was due primarily to lower interest earned on loans and securities due to a decline in average interest rates.

“Net loans increased 1.2% in the fourth quarter to $402.5 million at year-end 2009,” stated Mr. Phillips.   “New loan demand remains weak in most of our markets due to the effects of the economy and the increase in unemployment rates.  We expect loan demand to remain soft until the economy improves and real estate values stabilize.”

Interest expense declined 25.3% to $2.9 million in the fourth quarter of 2009, compared with $3.9 million in the fourth quarter of 2008. The decline in interest expense was due primarily to lower average rates paid on interest bearing deposits, offset somewhat by higher average balances in interest bearing accounts. Average deposits increased 2.9% to a record $502.1 million, compared with $488.2 million in the fourth quarter of 2008.

Net interest income rose 0.2% to $8.9 million in the fourth quarter of 2009, compared with $8.8 million in the fourth quarter of the prior year.  The increase in net interest income was due to an increase in average loans, partially offset by a 13 basis point decrease in the net interest margin, compared with the fourth quarter of 2008.  Net interest margin improved 25 basis points to 5.71% from the linked third quarter of 2009 but was down 13 basis points from the fourth quarter of 2008 net interest margin of 5.84%.

“This was our second consecutive quarterly increase in our net interest margin,” continued Mr. Phillips.  “The increase resulted from lower cost of funds, partially offset by excess liquidity due to growth in our deposit base and the increase in non-accrual loans, compared with 2008.”

Provision for loan losses was $4.2 million in the fourth quarter of 2009, or 4.1% annualized of average loans, compared with $3.4 million, or 3.4% annualized of average loans, in the fourth quarter of 2008.  Net charge-offs totaled $2.2 million in the fourth quarter of 2009, compared with $2.8 million in the fourth quarter of 2008.

Total non-interest income declined $505,000, or 26.7%, in the fourth quarter of 2009 to $1.4 million, compared with $1.9 million in the fourth quarter of the prior year.  The decline in non-interest income was due to lower service charges, credit life insurance income and other income.

Non-interest expense increased 4.0% to $7.0 million in the fourth quarter of 2009, compared with $6.8 million in the fourth quarter of 2008.  Salary and employee benefits rose only 2.5%, due primarily to increased healthcare costs.  Other expenses rose 4.8% to $2.8 million due to higher FDIC insurance premiums and costs related to OREO.

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USBI Reports 2009 Results

February 19, 2010

About United Security Bancshares, Inc.
United Security Bancshares, Inc. is a bank holding company that operates nineteen banking offices in Alabama through First United Security Bank.  In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the bank’s and ALC’s consumer loan customers.  The Company’s stock is traded on the Nasdaq Capital Market under the symbol “USBI.”

Forward-Looking Statements
This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. USBI undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, USBI, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of USBI’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by USBI with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USBI or its senior management should be considered in light of those factors. With respect to the adequacy of the allowance for loan losses for USBI, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

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USBI Reports 2009 Results

February 19, 2010

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Cash and Due from Banks	$12,323	$13,246
Interest-Bearing Deposits in Other Banks	126	126
Cash and Cash Equivalents	12,449	13,372
Federal Funds Sold	4,545	1,105
Investment Securities Available-for-Sale, at fair market value	194,754	184,213
Investment Securities Held-to-Maturity, at fair market value	1,250	0
Federal Home Loan Bank Stock	5,700	5,236
Loans, net of allowance for loan losses of $10,004 and $8,532, respectively	402,504	399,483
Premises and Equipment, net	17,253	17,495
Cash Surrender Value of Bank-Owned Life Insurance	12,037	11,724
Accrued Interest Receivable	5,095	4,844
Goodwill	4,098	4,098
Investment in Limited Partnerships	1,925	1,993
Other Real Estate Owned	21,439	18,131
Other Assets	8,705	6,308
Total Assets	$691,754	$668,002

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$513,053	$485,117
Accrued Interest Expense	2,477	3,402
Short-Term Borrowings	620	2,294
Long-Term Debt	85,000	90,000
Other Liabilities	9,140	8,525
Total Liabilities	$610,290	$589,338
Shareholders’ Equity:
Common Stock, par value $0.01 per share, 10,000,000 shares
authorized; 7,317,560 shares issued; 6,017,582 and 6,018,154 shares outstanding, respectively	73	73
Surplus	9,233	9,233
Accumulated Other Comprehensive Income, net of tax	4,316	2,476
Retained Earnings	88,969	87,999
Less Treasury Stock: 1,299,978 and 1,299,406 shares at cost, respectively	(21,127)	(21,117)

Total Shareholders’ Equity	$81,464	$78,664

Total Liabilities and Shareholders’ Equity	$691,754	$668,002

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USBI Reports 2009 Results

February 19, 2010

UNITED SECURITY BANCSHARES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and Fees on Loans	$9,645	$10,421	$38,795	$43,281
Interest on Investment Securities	2,111	2,294	8,679	8,835
Total Interest Income	11,756	12,715	47,474	52,116

INTEREST EXPENSE:
Interest on Deposits	2,066	2,933	9,581	13,107
Interest on Borrowings	826	938	3,619	3,805
Total Interest Expense	2,892	3,871	13,200	16,912

NET INTEREST INCOME	8,864	8,844	34,274	35,204

PROVISION FOR LOAN LOSSES	4,244	3,434	9,101	8,901

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	4,620	5,410	25,173	26,303

NON-INTEREST INCOME:
Service and Other Charges on Deposit Accounts	721	837	2,871	3,285
Credit Life Insurance Income	351	466	997	1,020
Other Income	312	586	3,927	2,158
Total Non-Interest Income	1,384	1,889	7,795	6,463

NON-INTEREST EXPENSE:
Salaries and Employee Benefits	3,419	3,335	13,594	12,976
Occupancy Expense	489	435	1,901	1,838
Furniture and Equipment Expense	348	341	1,274	1,405
Other Expense	2,766	2,640	9,883	9,054
Total Non-Interest Expense	7,022	6,751	26,652	25,273

(LOSS) INCOME BEFORE INCOME TAXES	(1,018)	548	6,316	7,493

(BENEFIT FROM) PROVISION FOR INCOME TAXES	(604)	(35)	1,562	2,123

NET (LOSS) INCOME	$(414)	$583	$4,754	$5,370

BASIC AND DILUTED NET (LOSS) INCOME PER SHARE	$(0.07)	$0.10	$0.79	$0.89

DIVIDENDS PER SHARE	$0.11	$0.27	$0.60	$1.08

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